EXHIBIT 16.1

January 31, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:

Medical Connections Holdings, Inc.

File Ref. No 333-72376

We have read the statements of Medical Connections Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-k/a dated January 31, 2006 and agree with such statements as they pertain to our firm.

Regards,

Webb & Company, P.A.